EXHIBIT 23.1

MICHAEL T. STUDER CPA P.C.
18 East Sunrise Highway
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Energy King, Inc.

I consent to the use in Amendment No. 2 to the Registration Statement on Form SB-2 on Form S-1 of my report dated March 31, 2008 included therein relating to the consolidated financial statements of Energy King, Inc. and subsidiaries for the years ended December 31, 2007 and 2006.  I also consent to the use of my report dated January 15, 2007 relating to the financial statements of Energy King, Inc. (California) for the years ended June 30, 2006 and 2005.  I also consent to the reference to the firm under the heading “Experts” in this amendment.

/s/ Michael T. Studer, CPA P.C.
Michael T. Studer CPA P.C.

Freeport, New York
April 29, 2008